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                                      23(i)

                               Opinion of Counsel
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                                  [LETTERHEAD]

July 31, 2007

AEGON/Transamerica Series Trust
570 Carillon Parkway
St. Petersburg, Florida 33716

Re:  AEGON/Transamerica Series Trust
     Offering of Shares of Beneficial Interest

Dear Sir or Madam:

In my capacity as Senior Vice President and General Counsel, I have acted as counsel for AEGON/Transamerica Series Trust (the "Trust") and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of Transamerica Strategic Selection Fund (the "Fund"), a series of the Trust.

I have examined the Trust's Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sales of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Fund.

                                        Very truly yours,


                                        /s/ Dennis P. Gallagher
                                        ----------------------------------------
                                        Dennis P. Gallagher, Esq.
                                        Senior Vice President, General Counsel
                                        and Secretary